Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on May 5, 2026

Registration Statement No. 333-285619-05

*Full Pricing Details* $1.25bn+ GMALT 2026-2 (Prime Auto Lease)

Joint Leads: Citi (Str), JP Morgan, Societe Generale, TD Securities

Co-Managers: BMO Capital Markets Corp, Credit Agricole Securities (USA) Inc, Lloyds Securities, Loop Capital

Anticipated Capital Structure:

CL	AMT ($MM)	WAL*	S&P/F***	P.WIN	E.FIN	L.FIN	BENCH	Spread	Yield (%)	Coupon (%)	Price ($)
=========================================================================================================================
A-1	167.180	0.31	A-1+/F1+	1-7	12/26	04/27	I-Curve	+14	3.831	3.831	100.00000
A-2-A	300.000	1.07	AAA/AAA	7-17	10/27	07/28	I-Curve	+39	4.163	4.12	99.99219
A-2-B	141.250	1.07	AAA/AAA	7-17	10/27	07/28	SOFR30A	+39			100.00000
A-3	441.250	1.80	AAA/AAA	17-26	07/28	03/29	I-Curve	+44	4.345	4.30	99.98918
A-4	82.000	2.22	AAA/AAA	26-27	08/28	05/30	I-Curve	+46	4.405	4.36	99.98906
B	61.800	2.34	AA/AA	27-29	10/28	05/30	I-Curve	+70	4.649	4.60	99.98962
C	57.000	2.47	A/A	29-30	11/28	08/30	I-Curve	Retained
=========================================================================================================================

* WAL assumes 100% PPC to maturity

*** Expected Rating

-TRANSACTION DETAILS-

Bloomberg Ticker : GMALT 2026-2

Offered Size : $1,193.480mm

Registration : SEC-registered

ERISA Eligible : Yes

Expected Ratings : S&P / Fitch

Expected Settle : May 14, 2026

First Pay Date : June 22, 2026

Minimum Denominations : $1,000 x $1,000

Pricing Speed : 100% PPC to maturity

Delivery : DTC, Clearstream

B&D : Citi

-Available Information-

* Preliminary Prospectus: Attached

* Rating FWP: Attached

* Intex CDI: Attached

* Intex Deal Name : xgmal2602 Password: A79Y

* DealRoadshow Link: https://dealroadshow.com/e/GMALT262

* Passcode : GMALT262

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.